                                                                      EXHIBIT 12
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

                                                     DEAN WITTER, DISCOVER & CO.
                                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                            Three Months Ended June 30,   Six Months Ended June 30,
                                                            ---------------------------   -------------------------

                                                                1996         1995                 1996        1995
                                                             -----------  ----------          ----------   ---------
Earnings

     Income before income taxes                               $  388.1     $ 385.3            $   788.5   $  747.6
     Interest expense                                         $  379.7     $ 384.4            $   770.4   $  737.3
     Interest factor in rent expense                          $   13.4     $  12.7            $    26.4   $   24.9
                                                              --------     -------            ---------   --------

          Total earnings                                      $  781.2     $ 782.4            $ 1,585.3   $1.509.8
                                                              ========     =======            =========   ========


Fixed charges

     Interest  expense                                        $  379.7     $ 384.4            $ 770.4  $   737.3
     Interest factor in rent expense                              13.4        12.7               26.4       24.9
                                                              --------     -------            ---------   --------


          Total fixed charges                                 $  393.1     $ 397.1            $ 796.8     $762.2
                                                              ========     =======            =======     ======


Ratio of earning to fixed charges                                  2.0         2.0                2.0        2.0
                                                              ========     =======            =======     ======
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"Earnings" consist of income before taxes and "fixed charges". Fixed charges consist of interest costs, including interest on deposits, and that portion of rent expense estimated to be representative of the interest factor.